Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RECORD RESULTS FOR THE FOURTH QUARTER ENDED JULY 31, 2015

•                  Sales Growth of 15%

•                  US GAAP EPS of $0.32 vs. $0.26

•                  Adjusted EPS of $0.39 vs. $0.32

•                  US GAAP Net Income Growth of 24%

•                  Adjusted Net Income Growth of 19%

LITTLE FALLS, New Jersey (September 29, 2015) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record US GAAP net income of $13,273,000, or $0.32 per diluted share, on a 15% increase in sales to a record $151,255,000 for the fourth quarter ended July 31, 2015. This compares with net income of $10,705,000, or $0.26 per diluted share, on sales of $131,377,000 for the fourth quarter ended July 31, 2014. For the full fiscal year ended July 31, 2015, the Company reported record US GAAP net income of $47,953,000, or $1.15 per diluted share, on a 16% increase in sales to a record $565,004,000. This compares with net income of $43,265,000, or $1.04 per diluted share on sales of $488,749,000 for the fiscal year ended July 31, 2014.

Under non-GAAP measures, adjusted net income increased 19% this quarter to $16,060,000, or $0.39 per diluted share, compared with adjusted net income of $13,458,000, or $0.32 per diluted share for the same quarter last year.  For the full fiscal year ended July 31, 2015, the Company reported a 17% increase in adjusted net income to $60,039,000, or $1.44 per diluted share. This compares with adjusted net income for the full fiscal year ending July 31, 2014 of $51,384,000, or $1.24 per diluted share.

Andrew Krakauer, Cantel’s Chief Executive officer stated, “We are pleased to have delivered record sales and earnings performance this quarter.  We achieved significant revenue and earnings growth in our three major business segments — Endoscopy, Water Purification and Filtration, and Healthcare Disposables. All three business units have greatly benefited from further investments in new product development, sales and marketing programs and the integration of recent acquisitions for this quarter and for the full year. We had strong organic sales growth of 10%, and have exceeded 10% organic growth for eight of the past nine consecutive quarters. Our total sales growth of 15% demonstrates the success of our acquisition program.”

Krakauer added, “Our Medivators Endoscopy segment led sales growth for the company this quarter with a robust year-over-year increase of 27%, of which 17% was organic. All product categories in this segment were strong including equipment, disinfectant chemistries, procedure room products, as well as service and spare parts.  Further, we were pleased to have announced on

September 14, that Cantel acquired United Kingdom based Medical Innovations Group Holdings Limited. Medical Innovations is a leading global provider of endoscope storage and transport systems and further enhances Cantel’s Endoscopy segment’s leadership position as the foremost provider of infection prevention and control (IP&C) solutions in the gastrointestinal (GI) endoscopy market.

Our Mar Cor Water Purification and Filtration unit continued its excellent performance as it has all fiscal year with sales growth this quarter of 8%, of which 5% was organic. Sales growth in this segment was driven by increased shipments of central and portable water purification equipment as well as consumables. In our Crosstex Healthcare Disposables segment, sales grew 9% for the quarter, of which was 5% was organic. Sales growth was led by higher face mask shipments.

We are optimistic about Cantel’s prospects to grow sales and increase profits in fiscal year 2016. We expect to benefit from our significant prior and ongoing investments in sales and marketing, continued progress with new products, as well as from recent and future acquisitions.”

The Company further reported that its balance sheet at July 31, 2015 included current assets of $188,361,000, including cash of $31,720,000, a current ratio of 2.7:1, gross debt of $78,500,000 and stockholders’ equity of $406,633,000. Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. For the full fiscal year 2015, adjusted EBITDAS grew by 17% to nearly $114 million. Despite borrowing $47 million to fund one acquisition in each of our three major business segments during the fiscal year, our net debt position decreased by $2 million to $46,780,000.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

The Company will hold a conference call to discuss the results for the fourth quarter and full fiscal year ended July 31, 2015 on Tuesday, September 29, 2015 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Tuesday, September 29, 2015 at 2:00 PM through midnight on November 29, 2015 by dialing (877) 660-6853 and using conference ID # 13619974.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=174342. A replay of the webcast will be available for 90 days on PrecisionIR and via the investor relations page of the Cantel website.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2015	2014	2015	2014

Net sales	$151,255	$131,377	$565,004	$488,749

Cost of sales	82,492	74,330	311,537	275,450

Gross profit	68,763	57,047	253,467	213,299

Expenses:
Selling	21,793	18,146	80,787	66,519
General and administrative	21,112	17,890	77,897	65,039
Research and development	3,726	3,430	14,022	10,813
Total operating expenses	46,631	39,466	172,706	142,371

Income from operations	22,132	17,581	80,761	70,928

Interest expense, net	565	508	2,364	2,317
Loss on sale of business	—	—	2,206	—

Income before income taxes	21,567	17,073	76,191	68,611

Income taxes	8,294	6,368	28,238	25,346

Net income	$13,273	$10,705	$47,953	$43,265

Earnings per common share - diluted	$0.32	$0.26	$1.15	$1.04

Dividends per common share	$0.05	$0.05	$0.10	$0.09

Weighted average shares - diluted	41,614	41,513	41,581	41,470

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	July 31,
	2015	2014
Assets
Current assets	$188,361	$163,909
Property and equipment, net	62,541	52,718
Intangible assets, net	85,836	82,952
Goodwill	241,951	231,647
Other assets	5,342	4,919
	$584,031	$536,145

Liabilities and stockholders’ equity
Current liabilities	$70,624	$66,499
Long-term debt	78,500	80,500
Other long-term liabilities	28,274	23,900
Stockholders’ equity	406,633	365,246
	$584,031	$536,145

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) adjusted net income, (ii) adjusted diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”) and (v) net debt. These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and twelve months ended July 31, 2015, we made adjustments to net income and diluted EPS to exclude (i) amortization expense and (ii) significant acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS. We also made adustments to the twelve months ended July 31, 2015 to exclude two items that were recorded in our 3rd quarter, namely the loss on sale of our Specialty Packaging business and the impairment of an acquired license. For the three and twelve months ended July 31, 2014, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items impacting current operating performance primarily relating to transaction charges and ongoing fair value adjustments and (iii) costs associated with the retirement of our Chief Financial Officer to arrive at our non-GAAP financial measures.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items for the three and twelve months ended July 31, 2015 and 2014 consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions and (ii) due diligence, integration, legal fees and other transaction costs associated with specific acquisitions. Additionally, acquisition related items for the twelve months ended July 31, 2015 include (i) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue and (ii) foreign currency losses relating to the funding of an international acquisition. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with specific acquisitions, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

On April 7, 2015, we completed the sale of our Specialty Packaging business to a global packaging and service company. Overall, this transaction, including costs associated with the disposition and the recognition of a foreign currency translation gain, resulted in a $2,206,000 loss, which was recorded in loss on sale of business in our Condensed Consolidated Statements of Income for the three and twelve months ended July 31, 2015. Since the divestiture of a business is atypical and non-operating in nature and the loss on sale masks our underlying operating performance, we excluded the loss on sale of business for purposes of calculating these non-GAAP financial measures.

In September 2013, we acquired a license from a third party granting us the exclusive right to manufacture, commercialize, distribute and sell an endoscopy product in its beginning stage of commercialization in exchange for a series of payments, which totaled $1,000,000 by our second quarter of fiscal 2015 and was recorded in other assets in our Condensed Consolidated Balance Sheets. We evaluated this long-lived asset in fiscal 2015 for potential impairment and determined that the future use of this acquired license was unlikely based on a recent product analysis. Accordingly, we deemed the acquired license, together with related fixed assets of $287,000 to be fully impaired and recorded a loss of $1,287,000 during fiscal 2015, which was recorded in general and administrative expenses and as reductions in other assets and property and equipment in the Condensed Consolidated Financial Statements. Since the acquisition of the license and subsequent impairment were outside our standard endoscopy business operations, we excluded the impairment of the acquired license for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

For the three and twelve months ended July 31, 2015 and 2014, the reconciliations of net income to adjusted net income were calculated as follows:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	July 31,		July 31,
(unaudited)	2015	2014	2015	2014
Net Income, as reported	$13,273	$10,705	$47,953	$43,265
Intangible amortization (1)	3,617	2,759	13,265	10,641
Acquisition related items (2)	394	694	1,579	1,150
Loss on sale of business	—	—	2,206	—
Impairment of acquired license (1)	—	—	1,287	—
Other atypical item (1)	—	589	—	589
Income tax benefit on above adjustments	(1,224)	(1,289)	(6,251)	(4,261)
Adjusted net income	$16,060	$13,458	$60,039	$51,384

(1) Amounts are recorded in general and administrative expenses.

(2) For the three and twelve months ended July 31, 2015, acquisition related items of $30 and $1,981, respectively, were recorded in cost of sales and $364 and ($402), respectively, were recorded in general administrative expenses. For the three and twelve months ended July 31, 2014, all acquisition related items were recorded in general and administrative expenses.

For the three and twelve months ended July 31, 2015 and 2014, the reconcilitations of diluted EPS to adjusted diluted EPS were calculated as follows:

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
(unaudited)	2015	2014	2015	2014
Diluted EPS, as reported	$0.32	$0.26	$1.15	$1.04
Intangible amortization, net of tax	0.06	0.04	0.21	0.16
Acquisition related items, net of tax	0.01	0.01	0.02	0.02
Loss on sale of business, net of tax	—	—	0.04	—
Impairment of acquired license, net of tax	—	—	0.02	—
Other atypical item, net of tax	—	0.01	—	0.01
Adjusted diluted EPS	$0.39	$0.32	$1.44	$1.24	(3)

(3) The summation of each diluted EPS does not equal the adjusted diluted EPS due to rounding.

Reconciliation of EBITDAS and Adjusted EBITDAS with Net Income

We believe EBITDAS is an important valulation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income . We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, which a majority are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of EBITDAS and Adjusted EBITDAS with net income for the three and twelve months ended July 31, 2015 and 2014, respectively, are as follows:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	July 31,		July 31,
(unaudited)	2015	2014	2015	2014
Net income	$13,273	$10,705	$47,953	$43,265

Interest expense, net	565	508	2,364	2,317
Income taxes	8,294	6,368	28,238	25,346
Depreciation	3,119	2,173	10,692	8,245
Amortization	3,617	2,759	13,265	10,641
Loss on disposal of fixed assets	151	199	360	501
Stock-based compensation expense	1,513	1,431	5,867	5,409

EBITDAS	30,532	24,143	108,739	95,724

Acquisition related items	394	694	1,579	1,150
Loss on sale of business	—	—	2,206	—
Impairment of acquired license	—	—	1,287	—
Other atypical items	—	589	—	589

Adjusted EBITDAS	$30,926	$25,426	$113,811	$97,463

Reconciliation of Debt with Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

At July 31, 2015 and July 31, 2014, the reconciliations of debt with net debt were calculated as follows:

(Amounts in thousands)	July 31,	July 31,
(unaudited)	2015	2014

Long-term debt	$78,500	$80,500
Less cash and cash equivalents	(31,720)	(31,781)
Net debt	$46,780	$48,719